EXHIBIT 5




TriMas Corporation                              May 11, 1995
315 East Eisenhower Parkway
Ann Arbor, Michigan 48108

Re:   TriMas Corporation
      Registration Statement on Form S-8
      1995 Long Term Stock Incentive Plan

Dear Sirs:

      I am acting as your counsel in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, registering an aggregate of 2,000,000 shares of Common Stock, $.01 par value (the "Shares"), of TriMas Corporation, a Delaware corporation (the "Company"), which may be issued pursuant to the terms of the Company's 1995 Long Term Stock Incentive Plan.

      I, or attorneys on my staff who report to me, have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records as I have deemed necessary or advisable for the purpose of this opinion. Based upon the foregoing, I am of the opinion that:

      (1) The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware, with corporate power under such laws to issue the Shares; and

      (2) The issuance of the Shares under the Plan has been duly authorized by appropriate corporate action and the Shares when issued pursuant to the provisions of the Plan, will be validly issued, fully paid and nonassessable assuming the exercise price of options is not less than par value and that prior to awarding shares of restricted stock there is a determination by the Company's Board of Directors that the Company has received consideration having a value not less than the par value of the shares awarded.

      I hereby consent to the filing of this opinion as Exhibit 5 to the Company's Registration Statement on Form S-8.

                                    Very truly yours,

                                    /S/ JOHN R. LEEKLEY

                                    John R. Leekley
                                    Corporate Counsel